Exhibit 99.1

Press Release	For Immediate Release
Contact:
Robert W. White,
Chairman, President and CEO
or
Jack Sandoski,
Senior Vice President and CFO
(215) 886-8280
ABINGTON BANCORP, INC. ANNOUNCES RESULTS FOR THE SECOND QUARTER OF 2011
Jenkintown, PA (July 29, 2011) — Abington Bancorp, Inc. (the “Company”) (Nasdaq Global Select: ABBC), the parent holding company for Abington Bank (the “Bank”), reported net income of $2.2 million for the quarter ended June 30, 2011, compared to net income of $2.0 million for the quarter ended June 30, 2010. The Company’s basic and diluted earnings per share were $0.12 and $0.11, respectively, for the second quarter of 2011 compared to basic and diluted earnings per share of $0.10 for the second quarter of 2010. Additionally, the Company reported net income of $3.7 million for the six months ended June 30, 2011, compared to net income of $3.6 million for the six months ended June 30, 2010. The Company’s basic and diluted earnings per share were each $0.19 for the first half of 2011 compared to basic and diluted earnings per share of $0.19 and $0.18, respectively, for the first half of 2010.
On January 26, 2011, the Company announced the signing of a definitive merger agreement with Susquehanna Bancshares, Inc., (“Susquehanna”) pursuant to which the Company will be merged with Susquehanna in a stock transaction that was valued at approximately $273 million (the “Merger”). Under the terms of the merger agreement, shareholders of the Company will receive 1.32 shares of Susquehanna common stock for each share of Company common stock. The Bank’s 20 branches in the suburban counties surrounding Philadelphia will join Susquehanna Bank’s network of branches in Pennsylvania, New Jersey, Maryland and West Virginia.
Mr. Robert W. White, Chairman, President and CEO of the Company, stated, “We continue to be excited about the upcoming merger with Susquehanna, which was approved by the shareholders of both companies on May 6th. We believe that the merger, which is expected to close on or about October 1, 2011, will add value for our stockholders, and that the combined company will benefit our existing customers in the form of additional products and services and a larger branch network.”
Net Interest Income
Net interest income was $8.0 million and $16.0 million, respectively, for the three and six months ended June 30, 2011, representing decreases of 2.8% and 2.6% over the respective 2010 periods. The decreases in our net interest income for the 2011 periods compared to the 2010 periods occurred as lower interest expense was more than offset by a reduction in interest income. Our average interest rate spread increased to 2.80% and 2.75%, respectively, for the three-month and six-month periods ended June 30, 2011 from 2.67% and 2.70%, respectively, for the three-month and six-month periods ended June 30, 2010. The improvement in our average interest rate spread occurred as decreases in the average balance of and average yield earned on our interest-earning assets was more than offset by a decrease in the average balance of and average rate paid on our interest-bearing liabilities. Our net interest margin also increased period-over-period to 3.02% and 2.97%, respectively, for the three-month and six-month periods ended June 30, 2011 from 2.89% and 2.93%, respectively, for the three-month and six-month periods ended June 30, 2010.

Interest income for the three months ended June 30, 2011 decreased $1.4 million or 11.1% over the comparable 2010 period to $11.5 million. The decrease occurred as a result of a decline in both the average balance of our total interest-earning assets and the average yield earned on those assets. Although the average balances of our investment and mortgage-backed securities increased slightly quarter-over-quarter, these increases were more than offset by a decrease in the average balance of our loan portfolio of $58.8 million or 8.1% quarter-over-quarter. The average yield earned on our total interest-earning assets decreased 22 basis points to 4.32% for the second quarter of 2011 compared to 4.54% for the second quarter of 2010.
Interest income for the six months ended June 30, 2011 decreased $2.8 million or 10.9% over the comparable 2010 period to $23.2 million. As was the case for the three-month period, the decrease occurred as a result of a decline in both the average balance of our total interest-earning assets and the average yield earned on those assets.
Interest expense for the three months ended June 30, 2011 decreased $1.2 million or 25.8% from the comparable 2010 period to $3.5 million. The decrease occurred as a result of a decline in both the average balance of our total interest-bearing liabilities and the average rate paid on those liabilities. The average balance of our total interest-bearing liabilities decreased $86.9 million or 8.7% to $911.1 million for the second quarter of 2011 from $998.0 million for the second quarter of 2010. The decrease was due primarily to decreases in the average balance of our advances from the Federal Home Loan Bank (“FHLB”) of $51.5 million or 39.0% and our certificates of deposit of $57.5 million or 12.3%, quarter-over-quarter. This was partially offset by an increase in the average balance of our core deposits of $25.1 million quarter-over-quarter. The average rate we paid on our total interest-bearing liabilities decreased 35 basis points to 1.52% for the second quarter of 2011 from 1.87% for the second quarter of 2010 due to declines in the average rate paid on our advances from the FHLB of 74 basis points and our deposits of 19 basis points.
Interest expense for the six months ended June 30, 2011 decreased $2.4 million or 25.2% from the comparable 2010 period to $7.1 million. As was the case for the three-month period, the decrease in our interest expense occurred as a result of a decline in both the average balance of our total interest-bearing liabilities and the average rate paid on those liabilities.
Provision for Loan Losses and Asset Quality
No provision for loan losses was recorded during the three or six months ended June 30, 2011. Likewise, no provision was recorded during the three months ended June 30, 2010. A provision of $563,000 was recorded during the six months ended June 30, 2010. The provision for loan losses is charged to expense as necessary to bring our allowance for loan losses to a sufficient level to cover known and inherent losses in the loan portfolio. Management determined that no provision was required during the second quarter of 2011 based on our evaluation of the overall adequacy of the allowance for loan losses in relation to the loan portfolio, and in consideration of a number of factors including a decrease in the outstanding balance of our loans receivable and the resolution or charge-off of certain large-balance, non-performing loans in recent periods.
Our non-accrual loans increased to $10.9 million at June 30, 2011 compared to $7.1 million at March 31, 2011 and $7.0 million at December 31, 2010. The increase during the second quarter of 2011 was due primarily to the addition four multi-family residential and commercial real estate loans and eight one- to four-family residential loans to three borrowers with an aggregate outstanding balance of $3.8 million at June 30, 2011. Also contributing to the increase was the addition of one construction loan with an outstanding balance of $1.9 million at June 30, 2011. All of these loans were classified as substandard at June 30, 2011, and $371,000 of our allowance for loan losses was allocated to these loans at such date. Our total non-performing loans, defined as non-accruing loans and accruing loans 90 days or more past due, increased to $13.9 million at June 30, 2011 compared to $8.2 million at March 31, 2011 and $9.0 million at December 31, 2010. The increase during the second quarter of 2011 was due primarily to the addition of the aforementioned non-accrual loans, as well as to one construction loan with an outstanding balance of $1.8 million at June 30, 2011 that became over 90 days past due during the second quarter of 2011, but continued to remain on accrual status. At June 30, 2011 our non-performing loans amounted to 2.12% of loans receivable compared to 1.19% at March 31, 2011 and 1.29% at December 31, 2010. Our allowance for loan losses amounted to 31.35% of non-performing loans at June 30, 2011 compared to 52.68% at March 31, 2011 and 47.27% at December 31, 2010. At June 30, 2011 our non-performing assets amounted to 3.19% of total assets compared to 2.71% at March 31, 2011 and 2.62% at December 31, 2010.

Non-Interest Income and Expenses
Our total non-interest income decreased to $785,000 for the second quarter of 2011 from $806,000 for the second quarter of 2010. The decrease occurred as an increase in other income quarter-over-quarter was more than offset by decreases in service charge income and income on bank owned life insurance (“BOLI”) as well as a larger net loss on real estate owned (“REO”).
Our total non-interest income increased to $1.5 million for the first half of 2011 from $1.2 million for the first half of 2010. The increase was due primarily to an improvement in our net loss on REO of $381,000 period-over-period partially offset by a decrease in service charge income of $62,000.
Our total non-interest expenses for the second quarter of 2011 amounted to $5.9 million, representing a decrease of $516,000 or 8.1% compared to the second quarter of 2010. All expense categories decreased quarter-over-quarter with the exception of our data processing expense and our advertising and promotions expense. The largest decreases were in expenses for professional services and deposit insurance premium, which decreased $132,000 and $158,000, respectively, quarter-over-quarter.
Our total non-interest expenses for the first half of 2011 amounted to $12.8 million, representing an increase of $453,000 or 3.7% compared to the first half of 2010. The largest increases were in expenses for salaries and employee benefits and professional services, which increased $158,000 and $395,000, respectively, period-over-period. These increases were partially offset by a decrease of $158,000 in our expense for director compensation period-over-period.
The Company recorded an income tax expense of approximately $756,000 and $668,000 for the three months ended June 30, 2011 and 2010, respectively. The Company recorded an income tax expense of approximately $1.0 million and $1.1 million for the six months ended June 30, 2011 and 2010, respectively.
Statement of Financial Condition
The Company’s total assets decreased $70.4 million, or 5.6%, to $1.18 billion at June 30, 2011 compared to $1.25 billion at December 31, 2010. The most significant decreases were in our investment and mortgage-backed securities, which decreased $20.7 million in the aggregate during the first half of 2011, and loans receivable, which decreased $43.9 million during the first half of 2011. These decreases occurred as repayments of securities and loans during the period were used primarily to reduce our liabilities.
Our total deposits decreased $59.4 million or 6.6% to $840.7 million at June 30, 2011 compared to $900.1 million at December 31, 2010. The decrease during the first half of 2011 was due to decreases in all categories of deposits, including a decrease in our savings and money market accounts of $22.9 million and a decrease in our certificates of deposit of $27.0 million. Our advances from the FHLB decreased $33.0 million or 30.0% to $76.9 million at June 30, 2011 from $109.9 million at December 31, 2010, as we continued to repay existing balances. Our other borrowed money, which consists of overnight repurchase agreements entered into with certain of our commercial checking account customers, increased $12.9 million or 81.5% to $28.8 million at June 30, 2011 compared to $15.9 million at December 31, 2010.
Our total stockholders’ equity increased to $216.3 million at June 30, 2011 from $211.9 million at December 31, 2010. Contributing to the increase was the reissuance of approximately 101,000 shares of treasury stock with a cost basis of approximately $968,000 in conjunction with the exercise of stock options by certain of our employees during the period. Additionally, our retained earnings increased $1.4 million as our net income for the period was partially offset by the payment of our quarterly cash dividends of $0.06 per share of common stock each quarter. Furthermore, our accumulated other comprehensive income increased $1.0 million during the first six months of 2011 primarily due to increases in the aggregate fair value of our available for sale investment and mortgage-backed securities.

Abington Bancorp, Inc. is the holding company for Abington Bank. Abington Bank is a Pennsylvania-chartered, FDIC-insured savings bank which was originally organized in 1867. Abington Bank conducts business from its headquarters and main office in Jenkintown, Pennsylvania as well as 12 additional full service branch offices and seven limited service banking offices located in Montgomery, Bucks and Delaware Counties, Pennsylvania. As of June 30, 2011, Abington Bancorp had $1.18 billion in total assets, $840.7 million in total deposits and $216.3 million in stockholders’ equity.
This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Abington Bancorp, Inc. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors — many of which are beyond the Company’s control — could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations and the adequacy of our allowance for loan losses. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to access the Company’s periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.abingtonbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.
Additional Information and Where to Find It
Susquehanna has filed with the SEC a registration statement on Form S-4 concerning the Merger. The registration statement included a prospectus for the offer and sale of Susquehanna common stock to the Company’s shareholders as well as a joint proxy statement of each of the Company and Susquehanna, which has been mailed to their respective shareholders. The Joint Proxy Statement/Prospectus and other documents filed by Susquehanna with the SEC contain important information about Susquehanna, the Company and the Merger. We urge investors and the Company’s shareholders to read carefully the Joint Proxy Statement/Prospectus and other documents filed with the SEC, including any amendments or supplements also filed with the SEC. Investors and shareholders can obtain a free copy of the Joint Proxy Statement/Prospectus — along with other filings containing information about Susquehanna — at the SEC’s website at http://www.sec.gov. Copies of the Joint Proxy Statement/Prospectus, and the filings with the SEC incorporated by reference in the Joint Proxy Statement/Prospectus, can also be obtained free of charge by directing a request to Abington Bancorp, Inc., 180 Old York Road, Jenkintown, Pennsylvania 19046, Attention Robert W. White, President, telephone (215) 886-8280.

ABINGTON BANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	June 30, 2011	December 31, 2010
ASSETS

Cash and due from banks	$25,743,938	$17,917,261
Interest-bearing deposits in other banks	47,834,572	59,769,447

Total cash and cash equivalents	73,578,510	77,686,708
Investment securities held to maturity (estimated fair value—2011, $21,276,727; 2010, $20,806,340)	20,383,700	20,384,781
Investment securities available for sale (amortized cost— 2011, $111,861,327; 2010, $124,245,038)	113,168,140	124,903,901
Mortgage-backed securities held to maturity (estimated fair value—2011, $51,270,544; 2010, $58,338,548)	49,594,120	56,872,188
Mortgage-backed securities available for sale (amortized cost— 2011, $162,091,967; 2010, $164,632,654)	166,461,270	168,172,796
Loans receivable, net of allowance for loan losses (2011, $4,357,064; 2010, $4,271,618)	652,549,648	696,443,502
Accrued interest receivable	3,746,307	4,102,984
Federal Home Loan Bank stock—at cost	12,524,200	13,877,300
Cash surrender value — bank owned life insurance	43,614,652	42,744,766
Property and equipment, net	9,392,901	9,751,694
Real estate owned	23,664,479	23,588,139
Deferred tax asset	3,085,288	3,631,218
Prepaid expenses and other assets	4,975,606	4,938,037

TOTAL ASSETS	$1,176,738,821	$1,247,098,014

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Deposits:
Noninterest-bearing	$42,675,317	$49,807,778
Interest-bearing	798,030,035	850,251,190

Total deposits	840,705,352	900,058,968
Advances from Federal Home Loan Bank	76,869,067	109,874,674
Other borrowed money	28,826,033	15,881,449
Accrued interest payable	3,218,208	912,321
Advances from borrowers for taxes and insurance	4,878,039	2,956,425
Accounts payable and accrued expenses	5,924,510	5,504,215

Total liabilities	960,421,209	1,035,188,052

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 20,000,000 shares authorized none issued	—	—
Common stock, $0.01 par value, 80,000,000 shares authorized; 24,460,240 shares issued; outstanding: 20,245,910 shares in 2011, 20,166,742 shares in 2010	244,602	244,602
Additional paid-in capital	202,885,637	202,517,175
Treasury stock—at cost, 4,214,330 shares in 2011, 4,293,498 shares in 2010	(34,257,469)	(34,949,051)
Unallocated common stock held by:
Employee Stock Ownership Plan (ESOP)	(13,040,818)	(13,460,338)
Recognition & Retention Plan Trust (RRP)	(2,085,784)	(2,589,310)
Deferred compensation plans trust	(1,072,856)	(1,045,153)
Retained earnings	59,958,638	58,519,670
Accumulated other comprehensive income	3,685,662	2,672,367

Total stockholders’ equity	216,317,612	211,909,962

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,176,738,821	$1,247,098,014

ABINGTON BANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
INTEREST INCOME:
Interest on loans	$8,893,880	$9,816,008	$17,881,281	$19,815,235
Interest and dividends on investment and mortgage-backed securities:
Taxable	2,186,224	2,674,497	4,507,786	5,372,474
Tax-exempt	367,945	388,246	745,579	786,273
Interest and dividends on other interest-earning assets	15,822	19,761	32,356	25,653

Total interest income	11,463,871	12,898,512	23,167,002	25,999,635

INTEREST EXPENSE:
Interest on deposits	2,725,409	3,232,872	5,494,719	6,521,455
Interest on Federal Home Loan Bank advances	713,796	1,413,977	1,588,708	2,968,343
Interest on other borrowed money	21,929	20,324	43,307	34,616

Total interest expense	3,461,134	4,667,173	7,126,734	9,524,414

NET INTEREST INCOME	8,002,737	8,231,339	16,040,268	16,475,221

PROVISION FOR LOAN LOSSES	—	—	—	563,445

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	8,002,737	8,231,339	16,040,268	15,911,776

NON-INTEREST INCOME
Service charges	287,718	326,956	561,649	623,334
Income on bank owned life insurance	438,866	446,012	869,886	884,498
Net loss on real estate owned	(136,896)	(131,921)	(332,473)	(713,196)
Other income	195,121	164,721	380,175	366,462

Total non-interest income	784,809	805,768	1,479,237	1,161,098

NON-INTEREST EXPENSES
Salaries and employee benefits	3,021,289	3,030,727	6,118,246	5,960,509
Occupancy	641,254	711,988	1,389,916	1,424,708
Depreciation	190,193	227,810	386,953	457,535
Professional services	444,244	576,209	1,414,886	1,020,120
Data processing	461,639	431,789	910,379	854,411
Deposit insurance premium	336,042	494,416	854,067	854,919
Advertising and promotions	175,626	148,884	345,283	256,257
Director compensation	144,879	225,509	287,795	445,455
Other	465,863	549,406	1,109,731	1,090,145

Total non-interest expenses	5,881,029	6,396,738	12,817,256	12,364,059

INCOME BEFORE INCOME TAXES	2,906,517	2,640,369	4,702,249	4,708,815

PROVISION FOR INCOME TAXES	756,300	668,090	1,009,579	1,128,176

NET INCOME	$2,150,217	$1,972,279	$3,692,670	$3,580,639

BASIC EARNINGS PER COMMON SHARE	$0.12	$0.10	$0.19	$0.19
DILUTED EARNINGS PER COMMON SHARE	$0.11	$0.10	$0.19	$0.18

BASIC AVERAGE COMMON SHARES OUTSTANDING:	18,595,898	18,920,983	18,952,497	18,957,926
DILUTED AVERAGE COMMON SHARES OUTSTANDING:	19,267,314	19,395,076	19,290,057	19,383,467

ABINGTON BANCORP, INC.
UNAUDITED SELECTED FINANCIAL DATA

	Three Months Ended		Six Months Ended		Year Ended
	June 30,		June 30,		December 31,
	2011	2010	2011	2010	2010

Selected Operating Ratios(1):
Average yield on interest-earning assets	4.32%	4.54%	4.29%	4.63%	4.55%
Average rate on interest-bearing liabilities	1.52%	1.87%	1.54%	1.93%	1.83%
Average interest rate spread(2)	2.80%	2.67%	2.75%	2.70%	2.72%
Net interest margin(2)	3.02%	2.89%	2.97%	2.93%	2.95%
Average interest-earning assets to average interest-bearing liabilities	116.51%	113.97%	116.38%	113.81%	114.32%
Net interest income after provision for loan losses to non-interest expense	136.08%	128.67%	125.15%	128.70%	130.70%
Total non-interest expense to average assets	1.99%	2.01%	2.14%	1.96%	1.97%
Efficiency ratio(3)	66.92%	70.79%	73.16%	70.11%	68.81%
Return on average assets	0.73%	0.62%	0.62%	0.57%	0.61%
Return on average equity	4.01%	3.68%	3.46%	3.34%	3.60%
Average equity to average assets	18.18%	16.86%	17.86%	17.04%	17.00%

Asset Quality Ratios(4):
Non-performing loans as a percent of total loans receivable(5)	2.12%	2.98%	2.12%	2.98%	1.29%

Non-performing assets as a percent of total assets(5)	3.19%	2.78%	3.19%	2.78%	2.62%

Allowance for loan losses as a percent of non-performing loans	31.35%	32.35%	31.35%	32.35%	47.27%

Allowance for loan losses as a percent of total loans	0.66%	0.96%	0.66%	0.96%	0.61%

Net (recoveries) / charge-offs to average loans receivable	(0.03)%	1.19%	(0.03)%	0.68%	0.81%

Capital Ratios(6):
Tier 1 leverage ratio	15.16%	13.18%	15.16%	13.18%	13.84%
Tier 1 risk-based capital ratio	24.86%	21.36%	24.86%	21.36%	23.31%
Total risk-based capital ratio	25.47%	22.28%	25.47%	22.28%	23.89%

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and, for the three-month and six-month periods ended June 30, 2011 and 2010, are annualized where appropriate.

(2)	Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4)	Asset quality ratios are end of period ratios, except for net charge-offs to average loans receivable.

(5)	Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all accruing loans 90 days or more past due and all non-accruing loans. It is our policy, with certain limited exceptions, to cease accruing interest on single-family residential mortgage loans 120 days or more past due and all other loans 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed-in-lieu of foreclosure.

(6)	Capital ratios are end of period ratios and are calculated for Abington Bank per regulatory requirements.

ABINGTON BANCORP, INC.
UNAUDITED SELECTED FINANCIAL DATA (continued)

	June 30,	March 31,	December 31,
	2011	2011	2010
	(Dollars in Thousands)

Non-accruing loans:
One- to four-family residential	$1,952	$—	$—
Multi-family residential and commercial real estate(1)	2,005	1,514	1,348
Construction	6,910	5,547	5,664
Commercial business	—	—	—
Home equity lines of credit	—	—	—
Consumer non-real estate	—	—	—

Total non-accruing loans	10,867	7,061	7,012

Accruing loans 90 days or more past due:
One- to four-family residential(2)	677	1,028	1,211
Multi-family residential and commercial real estate	—	—	725
Construction	2,271	14	14
Commercial business	—	—	—
Home equity lines of credit	81	62	76
Consumer non-real estate	—	—	—

Total accruing loans 90 days or more past due	3,029	1,104	2,026

Total non-performing loans(3)	13,896	8,165	9,038

Real estate owned, net	23,664	23,628	23,588

Total non-performing assets	37,560	31,793	32,626

Performing troubled debt restructurings:
One- to four-family residential(4)	579	219	583
Multi-family residential and commercial real estate	8,732	8,410	8,417
Construction	3,353	3,439	—
Commercial business	—	—	—
Home equity lines of credit	—	—	—
Consumer non-real estate	—	—	—

Total performing troubled debt restructurings	12,664	12,068	9,000

Total non-performing assets and performing troubled debt restructurings	$50,224	$43,861	$41,626

Total non-performing loans as a percentage of loans	2.12%	1.19%	1.29%

Total non-performing loans as a percentage of total assets	1.18%	0.70%	0.72%

Total non-performing assets as a percentage of total assets	3.19%	2.71%	2.62%

(1)	Included in this category of non-accruing loans at March 31, 2011 and December 31, 2010 is one troubled debt restructuring with a balance of $1.3 million at each such date.

(2)	Included in this category of non-accruing loans at March 31, 2011 is one troubled debt restructuring with a balance of $219,000 at such date.

(3)	Non-performing loans consist of non-accruing loans plus accruing loans 90 days or more past due.

(4)	Two performing troubled debt restructurings (“TDRs”) included in one- to four-family residential loans with an aggregate outstanding balance of $583,000 at June 30, 2010 were identified as a result of enhanced procedures, although no such balances were previously reported at such date.